Exhibit 99.1

FOR IMMEDIATE RELEASE

Analyst Contact	Media Contact

Warren Edwards Executive Vice President/ Chief Financial Officer ACS, Inc. 214-841-8082 warren.edwards@acs-inc.com	Lesley Pool Senior Vice President/ Chief Marketing Officer ACS, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS Announces First Quarter Fiscal Year 2004 Results

DALLAS, TEXAS — October 21, 2003 — ACS (NYSE: ACS), a leading full-service provider of business process and technology outsourcing solutions, announced today diluted earnings per share of $0.62 for the first quarter ended September 30, 2003. However, these results include approximately $0.02 related to the discontinuance of depreciation and amortization expense of the assets held for sale related to a large portion of our Federal business. Excluding this impact, diluted earnings per share of $0.60 increased 20% compared to $0.50 per share for the same quarter last fiscal year. Revenues increased 17% to $1.037 billion, compared to $882.6 million for the same period last year.

“Our first quarter results were very solid,” said Jeff Rich, ACS’ Chief Executive Officer. “Our revenue exceeded our estimates, internal revenue growth accelerated, and our profit margins were in line. I continue to be very pleased with our new business signings, which represented the third highest in our history. These new signings were anchored by our Gateway win which, in a growing trend, combined business process outsourcing services and information technology outsourcing services. This transaction also includes our third Human Resources outsourcing win in the last nine months. Business momentum remains strong and we look forward to taking advantage of opportunities and addressing challenges during the balance of the fiscal year.”

ACS’ first quarter results include the following key highlights:

•	Revenue for the first quarter of fiscal 2004 approximated $1.037 billion and resulted in total revenue growth of 17% when compared to the prior year quarter. Internal revenue growth for the quarter was 15% and exceeded our prior estimate of 13% to 14%. The remaining growth was from acquisitions.

•	Diluted earnings per share (including the $0.02 impact from discontinuance of federal government depreciation and amortization) of $0.62 increased 24% when compared to the prior year quarter. Excluding the $0.02 impact, diluted earnings per share increased 20% and was at the high-end of our prior guidance.

•	New business signings for the first quarter totaled $149 million of annualized revenue and was the third largest quarter in Company history.

•	Cash flow from operations for the first quarter (typically the lowest quarter due to incentive compensation payments) was approximately $59 million. Capital expenditures represented 4.1% of consolidated revenues, or approximately $43 million.

•	The Department of Education, which represents approximately 4% of our consolidated revenues, is in the final stages of a competitive procurement for our services. Final bids are due this week and we expect an award to be made in November.

We are also in discussions with senior state officials in Georgia in an attempt to resolve the pending dispute related to implementation delays and payment issues under our Medicaid contract. As of September 30, 2003, ACS has accrued $84.5 million in unbilled receivables under the percentage-of-completion accounting method related to this contract and had $48.1 million of billed receivables, of which $42.8 million was past due. Subsequent to September 30, ACS received $9 million of the past-due amount.

•	Pursuant to the Company’s $500 million share repurchase program, as of October 17, 2003, 1.5 million shares have been repurchased, at an average purchase price of $50 per share.

Financial Outlook

Excluding the expected one-time gain associated with the previously announced Federal divestiture, and assuming these transactions are completed effective November 1, 2003, the Company’s financial guidance for the remainder of the fiscal year ending June 30, 2004 is as follows:

•	Second quarter revenue is expected to be in a range of $980 million to $1.010 billion. This represents an increase of approximately $35 million from our previous guidance related to an assumed one-month delay of the Lockheed Martin transactions. Diluted earnings per share for the second quarter is expected to range from $0.62 to $0.64 per share, excluding any impact related to the planned divestiture.

•	Third quarter revenue is expected to be in a range of $1.025 billion to $1.065 billion. Diluted earnings per share for the third quarter is expected to range from $0.67 to $0.70 per share.

•	Fourth quarter revenue is expected to be in a range of $1.115 billion to $1.185 billion. Diluted earnings per share for the fourth quarter is expected to range from $0.69 to $0.72 per share.

•	Our third and fourth quarter financial outlook remains unchanged from the guidance given in August 2003.

•	Total fiscal year 2004 revenues are expected to be in a range of approximately $4.15 billion to $4.3 billion.

•	Excluding the expected one-time gain from the anticipated sale of a large portion of our Federal segment and the related benefit of lower depreciation and amortization of the related assets, fiscal year 2004 diluted earnings per share is expected to be in a range from $2.58 to $2.66.

•	The Company estimates its effective tax rate to be 37.5% for fiscal year 2004.

The Company will host a conference call on its website at www.acs-inc.com at 10:00 a.m. CDT today to discuss first quarter fiscal year 2004 results and will refer to a presentation provided on the Investor Relations page of ACS’ website. During the conference call, management will discuss certain non-generally accepted accounting principles (“GAAP”) financial measures for which reconciliations to the most directly comparable GAAP financial measures will also be provided on the Investor Relations page of ACS’ website.

ACS, a Fortune 500 company with more than 40,000 people supporting operations in nearly 100 countries, provides business process and technology outsourcing solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS”. ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com.

Statements about the Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the finalization of the pending divestiture and acquisition transactions discussed above; the timing and magnitude of technological advances; the performance of recently acquired businesses; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their information technology and business process services requirements; the competition in the information technology industry or business process services business and the impact of such competition on pricing, revenues and margins; the degree to which business entities continue to outsource information technology and business processes; uncertainties surrounding budget reductions or changes in funding priorities or existing government programs and the cost of attracting and retaining highly skilled personnel.

These factors, when applicable, are discussed in the Company’s filings with the Securities and Exchange Commission, including the most recent Form 10-Q and Form 10-K, a copy of which may be obtained through the Company without charge. ACS disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with GAAP. However, the Company uses certain non-GAAP performance measures, including free cash flow and internal revenue growth, to provide both management and investors a more complete understanding of the Company’s underlying operational results.

These non-GAAP measures are indicators management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. For example, the Company believes free cash flow provides another measure of cash flow available for operations, after the Company has satisfied the capital expenditure requirements of its operations. In the consolidated statements of cash flow, the Company reports year-to-date net cash provided by operating activities (cash flow from operations) and capital expenditures (purchases of property, equipment and software, net of sales), and does not adjust those reported amounts in deriving the measure of free cash flow. This measure of free cash flow may not be comparable to similarly titled measures of other companies. The Company uses the calculation of internal revenue growth to measure the revenue growth of the Company excluding the acquired revenue from acquisitions. The Company determines acquired revenues based on pre-acquisition normalized revenues of acquired companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable metrics prepared in accordance with GAAP in the United States.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited, dollars in thousands)

	Three Months Ended
	September 30,

	2003		2002

Revenues	$1,036,635	(1)	$882,581
Expenses:
Wages and benefits	477,112		402,899
Services and supplies	264,964		226,490
Rent, lease and maintenance	95,930		84,335
Depreciation and amortization	41,411	(2)	36,142
Other operating expenses	13,289		13,060

Total operating expenses	892,706		762,926
Operating income	143,929		119,655
Interest expense	5,220		7,054
Other non-operating (income) expense, net	(180)		1,472

Pretax profit	138,889		111,129
Income tax expense	52,081		41,673

Net income	$86,808		$69,456

Earnings per common share:
Basic	$0.65		$0.53

Diluted(3)	$0.62		$0.50

Shares used in computing earnings per common share:
Basic	133,235		132,073
Diluted(3)	143,960		142,984

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited, dollars in thousands)

(1)	For the three months ended September 30, 2003, the Company generated internal revenue growth of 15%. Internal revenue growth is measured as follows ($ in millions):

	Quarter ended September 30,

	2003	2002	$ Growth	Growth %

Total revenues	$1,036.6	$882.6	$154.0	17%
Less: divestitures	—	—	—

Adjusted revenues	$1,036.6	$882.6	$154.0	17%

Acquired revenues *	$20.0	$—	$20.0	2%
Internal revenues	1,016.6	882.6	134.0	15%

Total	$1,036.6	$882.6	$154.0	17%

*	Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.

(2)	Due to the pending sale of a large portion of our federal segment, depreciation and amortization was discontinued effective August 1, 2003 resulting in a $4.3 million benefit to pre-tax income, or $0.02 per share (net of tax) during the first quarter of fiscal year 2004.

(3)	The diluted earnings per share calculations include the after-tax impact of interest and amortization of offering costs on convertible notes in the amount of $2.1 million for the three months ended September 30, 2003 and 2002. In addition, the diluted weighted shares include 7.3 million shares for the three months ended September 30, 2003 and 2002 representing shares that would be issued upon conversion of the notes.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2003	June 30, 2003
	(Unaudited)	(Audited)

ASSETS:
Cash & cash equivalents	$36,413	$51,170
Accounts receivable, net	759,079	835,478
Inventory	6,599	6,245
Other current assets	87,985	86,605
Assets held for sale	349,271	—

Total current assets	1,239,347	979,498
Property, equipment and software, net	439,981	478,212
Goodwill, net	1,764,150	1,905,878
Other intangible assets, net	255,648	265,091
Other long-term assets	68,535	70,026

TOTAL ASSETS	$3,767,661	$3,698,705

LIABILITIES:
Accounts payable	$45,101	$58,376
Accrued compensation	77,552	132,027
Other accrued liabilities	259,874	272,578
Income taxes payable	31,635	17,057
Deferred taxes	34,342	26,054
Current portion of long-term debt	2,197	1,764
Current portion of unearned revenue	42,501	49,620
Liabilities related to assets held for sale	66,732	—

Total current liabilities	559,934	557,476
Convertible notes	316,990	316,990
Other long-term debt	190,208	181,350
Long-term deferred taxes	180,449	176,484
Other long-term liabilities	35,263	37,217

TOTAL LIABILITIES	1,282,844	1,269,517

TOTAL STOCKHOLDERS’ EQUITY	2,484,817	2,429,188

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,767,661	$3,698,705